EXHIBIT 4.38

SECURED LOAN PROMISSORY NOTE

US$1,216,175.35	August 31, 2014

WHEREAS on August 31, 2010, Eagleford Energy Corp., (formerly known as Eagleford Energy Inc.), an Ontario corporation, (the “Borrower”) issued a 6% secured promissory note (the “Original Note”) due December 31, 2011 (the “Original Maturity Date”) in the principal amount of nine hundred and sixty thousand United States dollars (US$960,000.00) to Benchmark Enterprises LLC, a Nevis limited liability company (the “Lender”);

AND WHEREAS on December 31, 2011, the Borrower and the Lender amended the terms of the Original Note to extend the Original Maturity Date by six months to June 30, 2012 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the new rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through June 30, 2012, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on June 30, 2012, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date by a further four months to November 30, 2012 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through November 30, 2012, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on November 23, 2012, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date to March 1, 2013 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through March 1, 2013, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on March 1, 2013, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date to August 31, 2013 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through August 31, 2013, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS the Borrower is presently indebted to the Lender in the aggregate amount of US$1,216,175.35 (the “Loan”) pursuant to the terms of the Original Note, as amended;

AND WHEREAS in consideration of the Borrower's agreement not to immediately demand on the current date hereof repayment of the Loan, the Lender and the Borrower have agreed that (a) the Original Note shall be cancelled; (b) this Secured Loan Promissory Note shall be given to further evidence the debt owed by the Debtor to the Borrower; and (c) that the Debtor will grant, and will cause its wholly-owned subsidiary, Eagleford Energy, Zavala Inc. to grant, further security for the repayment of the Loan all of their present and future personal and real property;

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FOR VALUE RECEIVED, the Borrower, EAGLEFORD ENERGY INC., hereby promises to pay to the order of the Lender, BENCHMARK ENTERPRISES LLC, the sum of One Million, Two Hundred and Sixteen Thousand One Hundred Seventy Five Dollars and Thirty-Five Cents (US$1,216,175.35), in lawful money of the United States of America and in immediately available funds, subject to the terms and conditions set forth below.

1.          The outstanding principal balance of this Secured Loan Promissory Note (hereinafter, the “Note”) shall be due and payable on the earliest to occur of: (a) August 31, 2015; (b) the closing of any subsequent financing or series of financings by the Borrower that results in gross proceeds to the Borrower of an aggregate amount equal to or greater than Four Million, Four Hundred Thousand United States Dollars (US$4,400,000), excluding conversion of any existing debt into equity of the Borrower; (c) the date of a sale by Borrower of all of the shares in the capital stock of Eagleford Energy, Zavala Inc. held by the Borrower from time to time; (d) the closing of a merger, reorganization, take-over or other business combination which results in a change of control of the Borrower or Eagleford Energy, Zavala Inc.; or (e) an Event of Default (as defined below) (the earliest such date, the “Repayment Date”).

2.          The Borrower promises to pay interest on the unpaid principal amount of this Note from time to time, at a rate per annum equal to ten percent (10%), calculated and compounded annually and payable on the Repayment Date.

3.          The Borrower may elect to prepay all or part of the principal amount hereunder upon seven (7) days’ notice, provided that the Borrower shall also pay all interest accruing to the prepayment date on such prepaid amount.

4.          In the event that the Borrower closes any subsequent financing or series of financings that results in gross proceeds to the Borrower of an aggregate amount equal to or greater than Two Million United States Dollars (US$2,000,000), excluding conversion of any existing debt into equity of the Borrower, the Borrower shall allocate Fifty United States Cents (US$0.50) of every One United States Dollar (US$1.00) exceeding the Two Million United States Dollars (US$2,000,000) raised from such financing to repay this Note.

5.          (a) The Lender shall have the right but not the obligation, at any time and from time to time, to convert all or any portion of the unpaid principal of and accrued interest on this Note into Units (each, a “Conversion Unit”) of the common stock of the Borrower (the “Common Stock”), each Conversion Unit comprised of one (1) common share and one (1) common share purchase warrant entitling the holder to acquire a common share of the Borrower at a price equal to a 15% premium to the price of the common share acquired under the Conversion Unit. The price of the Conversion Unit will be the lessor of a price equal to the 30-day VWAP of Borrower as of the date of conversion, less 20% (as adjusted for any stock splits, combinations or similar events) (the “Conversion Price”) or eight United States Cents (US$0.08) per share. No fraction of shares or scrip representing fractions of shares will be issued on conversion. Upon any conversion of the entire outstanding principal of and interest on this Note, the number of shares issuable shall be rounded to the nearest whole share, and any partial conversions of this Note may only be made for integral numbers of shares. To convert this Note, the Lender shall deliver written notice thereof (the “Conversion Notice”) to the Borrower at its address as set forth in the Eagleford Security Agreement (as defined below). The date upon which the conversion shall be effective shall be deemed to be the date set forth in the Conversion Notice. The Borrower’s calculation of the applicable Conversion Price shall be conclusive, absent manifest error.

(b) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if Borrower is then listed or quoted on a Trading Market, the daily volume weighted average price of Borrower for such date (or the nearest preceding date) on the Trading Market on which Borrower is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of Borrower for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if Borrower is not then listed or quoted for trading on the OTC Bulletin Board and if prices for Borrower are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Borrower so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Lender and reasonably acceptable to the Borrower, the fees and expenses of which shall be paid by the Borrower. “Trading Market” means any of the following markets or exchanges on which Borrower is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

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(c) The Borrower shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of conversion of this Note, that number of shares of Common Stock into which the Note is convertible based upon the then applicable Conversion Price.

6.          The obligations of the Borrower to the Lender under this Note shall be secured by a general security agreement given by the Borrower and its wholly owned subsidiary Eagleford Energy, Zavala Inc. to the Lender, dated as of the date hereof (the “Eagleford Security Agreement”). In addition to the rights and remedies given it by this Note and the Eagleford Security Agreement, the Lender shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

7.          The Borrower shall be in default under this Note (an “Event of Default”) upon the occurrence of any one of the following events:

a.	the Borrower failing to pay when due any amount owing by it hereunder to the Lender;

b.	the Borrower committing an act of bankruptcy or becoming an insolvent person (as such terms are defined by the Bankruptcy and Insolvency Act (Canada)), a bankruptcy application for a bankruptcy order being filed by or against the Borrower, a bankruptcy order being made against the Borrower, any proceedings with respect to the Borrower being commenced under the Companies' Creditors Arrangement Act (Canada), or proceedings for a composition with or proposal to any of its creditors or for the winding up, liquidation or other dissolution of the Borrower being instituted by or against the Borrower under any federal or provincial law.

c.	a receiver or other custodian (interim or permanent) of the assets of the Borrower, or any part thereof, being appointed by private instrument or by court order;

d.	the Borrower ceasing to carry on the Borrower 's business or making or agreeing to make any sale in bulk of the Borrower 's assets; or

e.	any execution, sequestration, extent or other process of any court becoming enforceable against the Borrower or its assets or any part thereof, or distress or analogous process being made against its assets or any part thereof.

8.          All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the mail service of the United States or Canada, certified, postage prepaid, return receipt requested, at the addresses designated in the Eagleford Security Agreement or such other address as the parties may designate to each other in writing.

9.          This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender. The Lender may assign or transfer this Note or its rights hereunder without the prior written consent of the Borrower.

10.          This Note and all of its provisions shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

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11.          If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

12.          This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to any choice of law provision or rule.

IN WITNESS WHEREOF, the undersigned Borrower has caused the due execution of this Secured Loan Promissory Note as of the day and year first herein above written.

EAGLEFORD ENERGY CORP.

By:	/s/ James Cassina
Name:	James Cassina
Title:	President

GENERAL SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of August, 2014, by and between Eagleford Energy Corp., an Ontario corporation (“Eagleford”), Eagleford Energy, Zavala Inc., a Nevada corporation (“EEZ” and collectively with Eagleford, the “Grantor”), and Benchmark Enterprises LLC, a Nevis limited liability company (the “Lender”).

WHEREAS Eagleford has issued a secured promissory note to the Lender dated as of the date hereof in respect of a principal amount of US$1,216,175.35 (as the same may be amended, modified, supplemented, extended, renewed, revised, restated or replaced from time to time, the “Note”);

AND WHEREAS, pursuant to the Note, Eagleford has agreed to grant, and has agreed to cause EEZ to grant, a security interest in and to the Collateral (as defined in this Agreement) to the Lender on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the foregoing premises and the sum of Ten Dollars ($10.00) in lawful money of Canada now paid by the Lender to the Borrower and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and intending to be legally bound, the parties covenant and agree as follows:

1.          Definitions. In addition to the words and terms defined elsewhere in this Agreement, the capitalized words and terms used in this Agreement shall have the following meanings:

“Accounts” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include without limitation all rights of the Grantor, whenever acquired, to payment for goods sold or leased or for services rendered, whether or not earned by performance.

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“Chattel Paper” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include without limitation all writings owned by the Grantor, whenever acquired, which evidence both a monetary obligation and a security interest in or a lease of specific goods.

“Code” shall mean the Uniform Commercial Code as in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the Collateral from time to time.

“Collateral” shall mean (i) all of the present and after-acquired personal property of the Grantor, including, without limitation, all tangible and intangible assets of the Borrower and all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Intellectual Property, Inventory, Investment Property, Mineral Rights and Leases and (ii) Proceeds of each of them.

“Deposit Accounts” shall have the meaning given to that term in the Code and shall include a demand, time, savings, passbook or similar account maintained with a bank, savings bank, savings and loan association, credit union, trust company or other organization that is engaged in the business of banking.

“Documents” shall have the meaning given to that term in the Code and shall include without limitation all warehouse receipts (as defined by the Code) and other documents of title (as defined by the Code) owned by the Grantor, whenever acquired.

“Equipment” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include without limitation all goods owned by the Grantor, whenever acquired and wherever located, used or brought for use primarily in the business or for the benefit of the Grantor and not included in Inventory of the Grantor, together with all attachments, accessories and parts used or intended to be used with any of those goods or Fixtures, whether now or in the future installed therein or thereon or affixed thereto, as well as all substitutes and replacements thereof in whole or in part.

“Event of Default” shall mean (i) any of the Events of Default described in the Note or (ii) any default by the Grantor in the performance of its obligations under this Agreement.

“Fixtures” shall have the meaning given to that term in the Code, and shall include without limitation leasehold improvements.

“General Intangibles” shall have the meaning given to that term in the Code and shall include, without limitation, all leases under which the Grantor now or in the future leases and or obtains a right to occupy or use real or personal property, or both, all of the other contract rights of the Grantor, whenever acquired, and customer lists, choses in action, claims (including claims for indemnification), books, records, patents, copyrights, trademarks, blueprints, drawings, designs and plans, trade secrets, methods, processes, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records and data, and oil, gas, or other minerals before extraction now owned or acquired after the date of this Agreement by the Grantor.

“Instruments” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include, without limitation, all negotiable instruments (as defined in the Code), all certificated securities (as defined in the Code) and all other writings which evidence a right to the payment of money now or after the date of this Agreement owned by the Grantor.

“Inventory” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include without limitation all goods owned by the Grantor, whenever acquired and wherever located, held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials owned by the Grantor and used or consumed in the Grantor’s business, whenever acquired and wherever located.

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“Investment Property” shall have the meaning set forth in the Code and the PPSA, as applicable.

“Loan Documents” shall mean collectively, this Agreement, the Note and all other agreements, documents and instruments executed and delivered in connection therewith, as each may be amended, supplemented or modified from time to time.

“Permitted Liens” shall mean (i) all existing liens on the assets of the Grantor which have been disclosed to the Lender by the Grantor on Schedule II attached hereto, and (ii) all purchase money security interests hereinafter incurred by the Grantor in the ordinary course of business.

“PPSA” shall mean the Personal Property Security Act ("PPSA") as in effect on the date of this Agreement and as amended from time to time, of each province or territory of Canada having jurisdiction with respect to all or any portion of the Collateral from time to time, as applicable.

“Proceeds” shall have the meaning given to that term in the Code and the PPSA, as applicable, and shall include, without limitation, whatever is received when Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether cash or non-cash, and includes without limitation proceeds of insurance payable by reason of loss of or damage to Collateral.

Capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Code and the PPSA, as applicable.

2.          Security Interest.

(a)          As security for the full and timely payment of the Note in accordance with the terms thereof and the performance of the obligations of the Grantor under the Note and the other Loan Documents, the Grantor agrees that the Lender shall have, and the Grantor hereby grants and conveys to and creates in favour of the Lender, a security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located. The security interest granted to the Lender in this Agreement shall be a first priority security interest, prior and superior to the rights of all third parties existing on or arising after the date of this Agreement, subject to the Permitted Liens.

(b)          All of the Equipment, Inventory and Goods owned by the Grantor are located in the provinces or states set out on Schedule I attached hereto (except to the extent any such Equipment, Inventory or Goods is in transit or located at the Grantor’s job site in the ordinary course of business). Except as disclosed on Schedule I, none of the Collateral is in the possession of any bailee, warehousemen, processor or consignee. Schedule I discloses the name of each entity comprising the Grantor as of the date hereof as they appear in official filings in the state or province, as applicable, of their incorporation, formation or organization, the form of each entity comprising the Grantor (including corporation, partnership, limited partnership or limited liability company), the organizational identification number issued by the state or province of incorporation, formation or organization of each entity comprising the Grantor (or a statement that no such number has been issued), the chief place of business of each entity comprising the Grantor, the chief executive officer of each entity comprising the Grantor and the address of the office where each entity comprising the Grantor keeps its books and records.

3.          Provisions Applicable to the Collateral. The parties agree that the following provisions shall be applicable to the Collateral:

(a) The Grantor covenants and agrees that at all times during the term of this Agreement it shall keep accurate and complete books and records concerning the Collateral that is now owned or acquired hereafter by the Grantor.

(b) The Lender or its representatives shall have the right, upon reasonable prior written notice to the Grantor and during the regular business hours of the Grantor, to examine and inspect the Collateral and to review the books and records of the Grantor concerning the Collateral that is now owned or acquired after the date of this Agreement by the Grantor and to copy the same and make excerpts therefrom provided that any information obtained by the Lender during such inspection or review shall be kept confidential and shall not be used for any reason other than for purposes of protecting the Lender’s rights under this Agreement and further provided that from and after the occurrence of an Event of Default, the rights of inspection and entry shall be subject to the requirements of the Code or the PPSA, as applicable.

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(c) The Grantor shall at all times during the term of this Agreement keep the Equipment, Inventory and Fixtures that are now owned by the Grantor in the provinces or states set forth on Schedule I or, upon written notice to the Lender, at such other locations for which the Lender has filed financing statements, and in no other provinces or states without prior written notice to the Lender, except that the Grantor shall have the right until one or more Events of Default shall occur to sell, move or otherwise dispose of Inventory and other Collateral in the ordinary course of business.

(d) The Grantor shall provide immediate written notification to the Lender of any change of location of its principal executive offices

(e) Without the prior written consent of the Lender, the Grantor shall not sell, lease or otherwise dispose of any Equipment or Fixtures, except in the ordinary course of its business.

(f) Promptly upon request of the Lender from time to time, the Grantor shall furnish the Lender with such information and documents regarding the Collateral and the Grantor’s financial condition, business, assets or liabilities, at such times and in such form and detail as the Lender may reasonably request.

(g) During the term of this Agreement, the Grantor shall deliver to the Lender, upon its reasonable, written request from time to time, without limitation,

(i) all invoices and customer statements rendered to account debtors, documents, contracts, chattel paper, instruments and other writings pertaining to the Grantor’s contracts or the performance of the Grantor’s contracts,

(ii) evidence of the Grantor’s accounts and statements showing the aging, identification, reconciliation and collection thereof, and

(iii) reports as to the Grantor’s inventory and sales, shipment, damage or loss thereof, all of the foregoing to be certified by authorized officers or other employees of the Grantor, and Grantor shall take all necessary action during the term of this Agreement to perfect any and all security interests in favour of the Grantor and to assign to Lender all such security interests in favour of the Grantor.

(h) Notwithstanding the security interest in the Collateral granted to and created in favour of the Lender under this Agreement, the Grantor shall have the right, except during the continuance of one or more Events of Default, at its own cost and expense, to collect the Accounts and the Chattel Paper and to enforce its contract rights.

(i) After the occurrence of an Event of Default and during the continuance thereof, the Lender shall have the right, in its sole discretion, to give notice of the Lender’s security interest to account debtors obligated to the Grantor and to take over and direct collection of the Accounts and the Chattel Paper, to notify such account debtors to make payment directly to the Lender and to enforce payment of the Accounts and the Chattel Paper and to enforce the Grantor’s contract rights. It is understood and agreed by the Grantor that the Lender shall have no liability whatsoever under this subsection (i) except for its own gross negligence or willful misconduct.

(k) The Grantor shall not change its name, entity status, federal taxpayer identification number, or provincial organizational or registration number, or the province or state under which it is organized without immediately informing the Lender.

(l) The Grantor shall not close any of its Deposit Accounts or open any new or additional Deposit Accounts without giving the Lender written notice thereof.

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(m) The Grantor shall cooperate with the Lender, at the Grantor’s expense, in perfecting Lender’s security interest in any of the Collateral.

(n) The Lender may file any necessary financing statements and other documents the Lender deems necessary in order to perfect the Lender’s security interest without the Grantor’s signature. The Grantor grants to the Lender a power of attorney for the sole purpose of executing any documents on behalf of the Grantor which the Lender deems necessary to perfect the Lender’s security interest. Such power, coupled with an interest, is irrevocable.

4.           Actions with Respect to Accounts. The Grantor irrevocably makes, constitutes and appoints the Lender its true and lawful attorney-in-fact with power to sign its name and to take any of the following actions after the occurrence and prior to the cure of an Event of Default, at any time without notice to the Grantor and at the Grantor’s expense:

(a) Verify the validity and amount of, or any other matter relating to, the Collateral by mail, telephone, telegraph or otherwise;

(b) Notify all account debtors that the Accounts have been assigned to the Lender and that the Lender has a security interest in the Accounts;

(c) Direct all account debtors to make payment of all Accounts directly to the Lender;

(d) Take control in any reasonable manner of any cash or non-cash items of payment or proceeds of Accounts;

(e) Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to Accounts;

(f) Enforce payment of and collect any Accounts, by legal proceedings or otherwise, and for such purpose the Lender may:

(1) Demand payment of any Accounts or direct any account debtors to make payment of Accounts directly to the Lender;

(2) Receive and collect all monies due or to become due to the Grantor pursuant to the Accounts;

(3) Exercise all of the Grantor’s rights and remedies with respect to the collection of Accounts;

(4) Settle, adjust, compromise, extend, renew, discharge or release Accounts in a commercially reasonable manner;

(5) Sell or assign Accounts on such reasonable terms, for such reasonable amounts and at such reasonable times as the Lender reasonably deems advisable;

(6) Prepare, file and sign the Grantor’s name or names on any Proof of Claim or similar documents in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;

(7) Prepare, file and sign the Grantor’s name or names on any notice of lien, claim of mechanic’s lien, assignment or satisfaction of lien or mechanic’s lien or similar document in connection with the Collateral; and

(8) Take all other actions that the Lender reasonably deems to be necessary or desirable to protect the Grantor’s interest in the Accounts; and

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(g) Negotiate and endorse any Document in favour of the Lender or its designees, covering Inventory which constitutes Collateral, and any related documents for the purpose of carrying out the provisions of this Agreement and taking any action and executing in the name of Grantor any instrument which the Lender may reasonably deem necessary or advisable to accomplish the purpose hereof. Without limiting the generality of the foregoing, the Lender shall have the right and power to receive, endorse and collect cheques and other orders for the payment of money made payable to the Grantor representing any payment or reimbursement made under, pursuant to or with respect to, the Collateral or any part thereof and to give full discharge to the same.

The Grantor does hereby ratify and approve all acts of said attorney and agrees that said attorney shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except for said attorney’s own gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Note is paid in full (at which time this power shall terminate in full) and the Grantor has performed all of its obligations under this Agreement and the other Loan Documents. The Grantor further agrees to use its reasonable efforts to assist the Lender in the collection and enforcement of the Accounts and will not hinder, delay or impede the Lender in any manner in its collection and enforcement of the Accounts.

5.           Preservation and Protection of Security Interest. The Grantor represents and warrants that it has, except as otherwise disclosed, and covenants and agrees that at all times during the term of this Agreement, it will exercise all commercially reasonable efforts to have, good and marketable title to the Collateral now owned by it free and clear of all mortgages, pledges, liens, security interests, charges or other encumbrances, except for the Permitted Liens and those junior in right of payment and enforcement to that of the Lender or in favour of the Lender, and shall defend the Collateral against the claims and demands of all persons, firms and entities whomsoever. Assuming Lender has taken all required action to perfect a security interest in the Collateral as provided by the Code or the PPSA, as applicable, the Grantor represents and warrants that as of the date of this Agreement the Lender has, and that all times in the future the Lender will have, a first priority perfected security interest in the Collateral, prior and superior to the rights of all third parties in the Collateral existing on the date of this Agreement or arising after the date of this Agreement, subject to the Permitted Liens. Except as permitted by this Agreement, the Grantor covenants and agrees that it shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld (i) borrow against the Collateral or any portion of the Collateral from any other person, firm or entity, except for borrowings which are subordinate to the rights of the Lender, (ii) grant or create or permit to attach or exist any mortgage, pledge, lien, charge or other encumbrance, or security interest on, of or in any of the Collateral or any portion of the Collateral except those in favour of the Lender or the Permitted Liens, (iii) permit any levy or attachment to be made against the Collateral or any portion of the Collateral, except those subject to the Permitted Liens, or (iv) permit any financing statements to be on file with respect to any of the Collateral, except financing statements in favour of the Lender or those with respect to the Permitted Liens. The Grantor shall faithfully preserve and protect the Lender’s security interest in the Collateral and shall, at its own reasonable cost and expense, cause, or assist the Lender to cause that security interest to be perfected and continue perfected so long as the Note or any portion of the Note is outstanding, unpaid or executory. For purposes of the perfection of the Lender’s security interest in the Collateral in accordance with the requirements of this Agreement, the Grantor shall from time to time at the request of the Lender file or record, or cause to be filed or recorded, such instruments, documents and notices, including assignments, financing statements and continuation statements, as the Lender may reasonably deem necessary or advisable from time to time in order to perfect and continue perfected such security interest. The Grantor shall do all such other acts and things and shall execute and deliver all such other instruments and documents, including further security agreements, pledges, endorsements, assignments and notices, as the Lender in its discretion may reasonably deem necessary or advisable from time to time in order to perfect and preserve the priority of such security interest as a first lien security interest in the Collateral prior to the rights of all third persons, firms and entities, subject to the Permitted Liens and except as may be otherwise provided in this Agreement. The Grantor agrees that a carbon, photographic or other reproduction of this Agreement or a financing statement is sufficient as a financing statement and may be filed instead of the original.

6.           Maintenance and Repair. The Grantor shall maintain the Equipment, Inventory and Fixtures, and every portion thereof, in good condition, repair and working order, reasonable wear and tear alone excepted, and shall pay and discharge all taxes, levies and other impositions assessed or levied thereon as well as the cost of repairs to or maintenance of the same. If the Grantor fails to do so, the Lender may (but shall not be obligated to) pay the cost of such repairs or maintenance and such taxes, levies or impositions for the account of the Grantor and add the amount of such payments to the Note.

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7.           Preservation of Rights Against Third Parties; Preservation of Collateral in the Lender’s Possession. Until such time as the Lender exercise its right to effect direct collection of the Accounts and the Chattel Paper and to effect the enforcement of the Grantor’s contract rights, the Grantor assumes full responsibility for taking any and all commercially reasonable steps to preserve rights in respect of the Accounts and the Chattel Paper and its contracts against prior parties. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may come into its possession from time to time if the Lender takes such action for that purpose as the Grantor shall request in writing, provided that such requested action shall not, in the judgment of the Lender, impair the Lender’s security interest in the Collateral or its right in, or the value of, the Collateral, and provided further that the Lender receives such written request in sufficient time to permit the Lender to take the requested action.

8.           Events of Default and Remedies.

(a) If any one or more of the Events of Default shall occur or shall exist, the Lender may then or at any time thereafter, so long as such Event of Default shall continue, foreclose the lien or security interest in the Collateral in any way permitted by law, or upon fifteen (15) days prior written notice to the Grantor, sell any or all Collateral at private sale at any time or place in one or more sales, at such price or prices and upon such terms, either for cash or on credit, as the Lender, in its sole discretion, may elect, or sell any or all Collateral at public auction, either for cash or on credit, as the Lender, in its sole discretion, may elect, and at any such sale, the Lender may bid for and become the purchaser of any or all such Collateral. Pending any such action the Lender may liquidate the Collateral.

(b) If any one or more of the Events of Default shall occur or shall exist, the Lender may then, or at any time thereafter, so long as such default shall continue, grant extensions to, or adjust claims of, or make compromises or settlements with, debtors, guarantors or any other parties with respect to Collateral or any securities, guarantees or insurance applying thereon, without notice to or the consent of the Grantor, without affecting the Grantor’s liability under this Agreement or the Note. The Grantor waives notice of acceptance, of nonpayment, protest or notice of protest of any Accounts or Chattel Paper, any of its contract rights or Collateral and any other notices to which the Grantor may be entitled.

(c) If any one or more of the Events of Default shall occur or shall exist and be continuing, then in any such event, the Lender shall have such additional rights and remedies in respect of the Collateral or any portion thereof as are provided by the Code or the PPSA, as applicable, and such other rights and remedies in respect thereof which it may have at law or in equity or under this Agreement, including without limitation the right to enter any premises where Equipment, Inventory and/or Fixtures are located and take possession and control thereof without demand or notice.

(d) The Lender shall apply the Proceeds of any sale or liquidation of the Collateral, and any Proceeds received by the Lender from insurance, first to the payment of the reasonable costs and expenses incurred by the Lender in connection with such sale or collection, including without limitation reasonable attorneys’ fees and legal expenses, second to the payment of the Note, whether on account of principal or interest or otherwise as the Lender, in its sole discretion, may elect, and then to pay the balance, if any, to the Grantor or as otherwise required by law. If such Proceeds are insufficient to pay the amounts required by law, the Grantor shall be liable for any deficiency.

(e) Upon the occurrence of any Event of Default, the Grantor shall promptly upon written demand by the Lender assemble the Equipment, Inventory and Fixtures and make them available to the Lender at a place or places to be designated by the Lender. The rights of the Lender under this paragraph to have the Equipment, Inventory and Fixtures assembled and made available to it is of the essence of this Agreement and the Lender may, at its election, enforce such right by an action in equity for injunctive relief or specific performance, without the requirement of a bond.

9.           Defeasance. Notwithstanding anything to the contrary contained in this Agreement, upon payment and performance in full of the Note, this Agreement shall terminate and be of no further force and effect and the Lender shall thereupon terminate its security interest in the Collateral. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, provided that, without the prior written consent of the Lender, the Grantor may not assign this Agreement or any of its rights under this Agreement or delegate any of its duties or obligations under this Agreement and any such attempted assignment or delegation shall be null and void. This Agreement is not intended and shall not be construed to obligate the Lender to take any action whatsoever with respect to the Collateral or to incur expenses or perform or discharge any obligation, duty or disability of the Grantor.

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10.	Miscellaneous.

(a) The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall for any reason be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

(b) No failure or delay on the part of the Lender in exercising any right, remedy, power or privilege under this Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Lender under this Agreement, the Note or any of the other Loan Documents; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other right, remedy, power or privilege or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Lender under this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any rights or remedies which they may otherwise have.

(c) Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to Grantor:

Eagleford Energy Corp.

1 King Street West, Suite 1505

Toronto, Ontario, Canada, M5H 1A1

Attn: James Cassina, President

Facsimile: (416) 364-8244

with a copy to:

Crone Kline Rinde, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn: Scott E. Rapfogel, Esq.

Facsimile: (212) 400-6901

If to Lender:

Benchmark Enterprises LLC

2nd Floor, Chancery Court,

East Mall Drive

P O Box F-42678

Freeport, Bahamas

Attn: Karin Sanchez

Email: masco@coralwave.com

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with a copy to:

Sui & Company

The Exchange Tower, P O Box 427,

130 King Street West, Suite 1800,

Toronto, Canada, M5X 1E3

Attn: Erwin Sui,

Facsimile: (416) 360-3761

Any such notice shall be effective when delivered, if delivered by hand delivery, overnight courier service, or registered mail.

(d) The section headings contained in this Agreement are for reference purposes only and shall not control or affect its construction or interpretation in any respect.

(e) This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to any choice of law provision or rule.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. All of such counterparts shall be read as though one, and they shall have the same force and effect as though all the signers had signed a single page.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed and delivered this Agreement as of the day and year first herein above written.

GRANTOR:

EAGLEFORD ENERGY CORP.

By:	/s/ James Cassina
Name: James Cassina
Title: President

EAGLEFORD ENERGY, ZAVALA INC.

By:	/s/ James Cassina
Name: James Cassina
Title: President

LENDER:

BENCHMARK ENTERPRISES LLC

By:	/s/ Karin Sanchez
Name: Karin Sanchez
Title: Authorized Signatory

[SIGNATURE PAGE TO EAGLEFORD SECURITY AGREEMENT]

Schedule I

1. State(s) or Province(s) in which Collateral is located:

Eagleford - Ontario, Canada

EEZ - Texas, USA

2.	Grantor Information:

Eagleford	EEZ

Eagleford Energy Corp.	Eagleford Energy, Zavala Inc.
an Ontario corporation	a Nevada corporation
Corporate ID No.: 1810244	Entity number: E0424952013-4

Executive Offices Address:	Executive Offices Address:
1 King Street West, Suite 1505	1 King Street West, Suite 1505
Toronto, Ontario, Canada, M5H 1A1	Toronto, Ontario, Canada, M5H 1A1

President: James Cassina	President: James Cassina

Schedule II

Permitted Liens

[●]

RELEASE

THIS RELEASE dated effective August 31, 2014.

BETWEEN

EAGLEFORD ENERGY CORP., a corporation existing
under the laws of the Province of Ontario (the "Borrower")

- and -

BENCHMARK ENTERPRISES LLC, a Nevis limited
liability company (the "Lender")

WHEREAS on August 31, 2010, the Borrower issued a 6% secured promissory note (the “Original Note”) due December 31, 2011 (the “Original Maturity Date”) in the principal amount of nine hundred and sixty thousand United States dollars (US$ 960,000.00) to the Lender;

AND WHEREAS on December 31, 2011, the Borrower and the Lender amended the terms of the Original Note to extend the Original Maturity Date by six months to June 30, 2012 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the new rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through June 30, 2012, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on June 30, 2012, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date by a further four months to November 30, 2012 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through November 30, 2012, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on November 23, 2012, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date to March 1, 2013 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through March 1, 2013, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS on March 1, 2013, the Borrower and the Lender again amended the terms of the Original Note to extend the Original Maturity Date to August 31, 2013 and to provide for the continued accrual of interest on the outstanding principal amount of the Original Note during such extension at the amended rate of 10% per annum, such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through August 31, 2013, and as such may be accelerated under the terms of the Original Note;

AND WHEREAS the Borrower is presently indebted to the Lender in the amount of US$1,216,175.35 (the “Loan”) pursuant to the terms of the Original Note, as amended;

AND WHEREAS in consideration of the Borrower's agreement not to immediately demand on the current date hereof repayment of the Loan, the Lender and the Borrower have agreed that (a) the Original Note shall be cancelled; (b) the Borrower shall issue a Secured Loan Promissory Note to further evidence the debt owed by the Debtor to the Borrower; and (c) that the Debtor will grant, and will cause its wholly-owned subsidiary, Eagleford Energy, Zavala Inc. to grant, further security for the repayment of the Loan all of their present and future personal and real property;

NOW THEREFORE in consideration of the issuance by the Borrower to the Lender of a Secured Loan Promissory Note evidencing the Loan dated the date hereof, the mutual covenants and promises hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Borrower and the Lender), the parties hereby agree as follows:

1.	Termination of the Original Note. The Borrower and the Lender acknowledge and agree that effective as of the date hereof the Original Note is hereby terminated and discontinued and is of no further force and effect, and the parties shall be free and clear of all present and future liabilities or obligations to each other pursuant to the Original Note.

2.	Mutual Release. In exchange for the obligations and mutual releases set out herein, and except for the obligations set forth in this Release, each of the parties hereto, on behalf of itself, its parents, subsidiaries, affiliates, assigns, successors and predecessors, and their current and former officers, directors, shareholders, employees, agents and investors (each a "Releasing Party"), hereby knowingly and voluntarily forever waives and releases any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, rights in action, choses in action, remedies, disputes, accounts, penalties, counterclaims, suits, rights, demands, costs, losses, debts and expenses of any kind or nature whatsoever, including rights to attorneys' fees, punitive, incidental, indirect, special or consequential damages and equitable relief, at any time up to and including the date of this Release, at law, equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, joint or several, direct or indirect, foreseen or unforeseen, hidden or concealed, asserted or unasserted against the other party hereto, its parents, subsidiaries, affiliates, assigns, successors and predecessors, and their current and former officers, directors, shareholders, employees, agents and investors (collectively, the "Released Parties") arising out of or relating to the Original Note including but not limited to any disputes thereunder.

3.	Independent Legal Advice. Each party hereto understands and acknowledges that it has been advised that it may consult, and hereby acknowledges that it has in fact consulted, with legal counsel of its own choosing concerning this Release prior to executing it.

4.	No Release of Other Claims. This Release does not waive or release any rights or claims that any party may have (i) which does not arise out of or relate to the Original Note; or (ii) for a breach of the provisions of this Release.

5.	Waiver. This Release or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender.

6.	Enurement. This Release and all of its provisions shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

7.	Severability. If any provision of this Release shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Release, but this Release shall be construed as if this Release had never contained the invalid or unenforceable provision.

8.	Governing Law. This Release shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to any choice of law provision or rule.

9.	Counterparts. This Release may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. All of such counterparts shall be read as though one, and they shall have the same force and effect as though all the signers had signed a single page.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first herein above written.

BENCHMARK ENTERPRISES LLC		EAGLEFORD ENERGY CORP.

By:	/s/ Karin Sanchez	By:	/s/ James Cassina
Name: Karin Sanchez		Name: James Cassina
Title: Authorized Signatory		Title: President